UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Midland Company

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Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting in the Company’s newsletter to all associates on March 3, 2008.

From Where I Sit

By John W. Hayden

Midland President & CEO

The Shareholder Letter Is for You, Too

Sitting down in front of a warm fireplace to read an annual report probably isn’t on the top of your list of “normal” ways to spend a Saturday evening. For one thing, while the messages are usually very relevant, the plot is often fairly thin and predictable.

So, just in case you don’t “get a chance” to read our 2007 annual report, I’d like to share some excerpts from the shareholder letter with you because I think they put into perspective how far we’ve traveled over the decades on an unshakable foundation of core values.

And, for those of you who managed to get through school on a steady diet of Cliff Notes, I’ve even included abridged versions just in case you really do have something better to do with your Saturday evening.

A Watershed Year

“From any perspective, 2007 was a watershed year for The Midland Company. We achieved record financial success, enhanced our product lines, delivered expanded modernLINK services for producers, and most significantly, entered into a definitive agreement to merge with Munich Re...a merger that promises new opportunities for both companies to leverage distribution channels, build new product offerings, and penetrate new markets.

Our impressive 2007 numbers are the most recent chapter in an ongoing story of a dependable and successful niche insurer that consistently delivers on its commitment to investors, business partners, policyholders and associates. But, the numbers don’t tell the whole Midland story.”

Cliff Notes: We had a great year in 2007! We got a lot done, broke some records and put ourselves in position for an even greater future.

Turning Values into Value

“History and culture are given life and dimension through the ageless ritual of storytelling...the conveyance of key ideas, beliefs and behaviors from one generation to the next. The ability of the corporate family to maintain a palpable link back to the value system and personalities of the company’s founders has served us well.

Time can be an enemy of the continuity of culture. At Midland, we have chosen to ally ourselves with it...to adapt in its relentless presence. And, as a result, our business model has continued to rest firmly upon the bedrock of a set of deeply-held corporate values: integrity, win/win, propriety, sharing/caring, creativity, humility, personal growth, team and strong work ethic.

We hold dear the tenet that “you are what you value.” And, your credibility is a measure of how consistently your values are reflected in your actions. At Midland our values actually create value for our various constituencies by serving as moral and aspirational guideposts in how we structure our products, how we deliver them to our customers, how we support our partners, how we handle our customers’ claims, and everything else we do day after day.”

Cliff Notes: If you’re not careful, it’s easy to lose track of how you became successful. We’ve managed to live our values while adapting to changes.

Another Transformation on Our Horizon

“Throughout our first 70 years, Midland has successfully nurtured a transformational culture that has allowed us to adapt and take advantage of opportunities as they arose.

Each of these transformations marked distinct chapters in our company’s storied history. The proposed merger with Munich Re would turn the page on yet another exciting new chapter. We have opportunities to expand our product offering, leveraging commercial insurance competencies already resident within Munich Re’s broad organization and additional capacity to expand and take on new business. Munich Re will also have opportunities to leverage competencies within Midland’s organization. The transaction promises to provide expanded opportunities for our associates as well.

Profitability is crucial to our success. But we have always striven to do more than deliver a profit. We have been driven to make a positive difference in the lives of others. And, in retrospect, we believe generations of Midland people have done just that. By embracing a set of guiding values that have survived the uncertainties of time, they have consistently met or surpassed shareholder expectations while satisfying their very personal need to make a human difference.

While Midland’s business may have changed through the years, the values to which its leaders have subscribed have been a constant throughout. With these values as our compass, our future is certain to be as bright as our past. And, we’d be remiss if we did not pay tribute to Page Hayden and Hank LaBar for their courage in starting this great company; as well as Joe Hayden, Bill Plettner, and Mike Conaton for their leadership and tenacity which broadened the platform for us to carry forward.

So, we want to thank past, present and future generations of Midland associates for continuing to share the stories that preserve the legacy of our founders and the values that make us who we are. We treasure the strong and mutually rewarding relationships we have enjoyed with our associates, board of directors, business partners, policyholders, and shareholders. We sincerely appreciate their myriad contributions to the growth and prosperity of The Midland Company.”

Cliff Notes: It’s best if you can truly help people while meeting shareholder needs. And, that’s what we’re about. Thanks for sustaining the dream.

Transcript of video posted on Midcom, the intranet of The Midland Company

Speakers:

Anthony J. Kuczinski, CEO, Munich Re America

John Hayden, CEO, The Midland Company

Dr. Peter Roeder, Member of the Board of Management, Munich Re

Narrator:

Because some of you are shareholders of The Midland Company, you will have the opportunity to vote on the merger. Any time the management team of The Midland Company or Munich Re speaks with shareholders such communications may be considered by the SEC to be a solicitation of your vote on the transaction. As a result, we are required to refer you to the proxy materials that will be filed with the SEC and posted on our web site.

Anthony J. Kuczinski:

American Modern had a history of being focused on underwriting profitability which was key to us. They had a proven track record over a period of time. They had a good management team in place. And they were in a business segment within the primary specialty space that we were not in.

John Hayden

What they see in our company is a unique specialty niche product platform that is relatively well insulated against market cyclical pressures and we’ve demonstrated this ability to produce results consistently over time over the ups and the downs of the cycle swings.

Peter Roeder

Midland Company has an excellent track record in its results. They are highly specialized and have highly respected expertise in all lines of business what they’re doing. So it was very attractive for us to look at them.

John Hayden

Those who are familiar with our company understand our yin and our yang graphic which depicts a 15% target return on equity and a 12% top line growth. But like us Munich Re is devoted to profit before growth. It’s why profit is on the top of our yin and yang in a graphic and growth is on the bottom of it.

Peter Roeder

Munich Re, as a reinsurer, is actually a wholesale company. We do not have normally contact to the real insurance client whereas Midland Company is a retail organization mainly that has direct access to the client.

John Hayden

Midland’s standalone has about a billion and a half dollar balance sheet. Munich Re’s balance sheet is about 325 billion in size. And so we will have an opportunity to leverage our business in more deliberate and aggressive ways to maximize both premium growth and bottom line profit opportunities.

Anthony J. Kuczinski

Another area of difference would be within our specialty insurance business within Munich Re America we focused exclusively on commercial lines whereas American Modern focused exclusively, up until very recently, on personal lines.

But those differences are actually complements to each other and that’s the beauty of the attraction because we have very little business that we both do that’s duplicative. It’s mainly complementary.

I think this transaction will benefit the Midland Company in a number of ways. First of all, you already have a proven track record in your business. And it is our view that we want to continue with that exactly as it has been. We don’t want to change the way you have done business in the past, that was part of the strength that we have seen.

Peter Roeder

Midland is an excellent company. We know that. We looked very carefully during the due diligence process into it. And we felt there are a number of synergies which can be leveraged.

Anthony J. Kuczinski

Customers stand to benefit because there will be more opportunity for the Midland in this marketplace, and hopefully more risk solutions for its clients, as a result of that. And in terms of associates I see a similar kind of view. As result of that, Midland associates are all doing very well within the Midland framework today and will continue to do well going forward.

John Hayden

We’ve got opportunities to expand distribution strategies. We’ve got opportunities to expand product offering. We’ve got opportunities to leverage competences that exist elsewhere within Munich Re’s broad organization and they likewise have opportunities to leverage competencies that we have resident within our own organization.

Peter Roeder

What we can bring to the table are only positive aspects because we want to grow Midland as it grew in the last years, but we want to even improve it. As Munich Re Group, we acquired Midland because we wanted to get a real powerful position in the US specialty market.

Anthony J. Kuczinski

I am personally involved, personally committed, to the Midland acquisition. For me, the way I look at it is we will need to succeed and make this a transaction that we can all be proud of. We’re in this together. Absolutely together. From the very beginning to the very end.

Important Merger Information

These communications may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland has filed a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland has filed and intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement has been sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders are able to obtain the documents free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statements which were filed with the SEC on March 23, 2007 and February 25, 2008. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition.